As filed with the Securities and Exchange Commission on February 27, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Wabash National Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

52-1375208

(I.R.S. Employer Identification No.)

1000 Sagamore Parkway South
Lafayette, Indiana 47905
(765) 771-5300
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Wabash National Corporation Non-Qualified Stock Option Agreement (William Greubel)
Wabash National Corporation Non-Qualified Stock Option Agreement (Richard Giromini)
Wabash National Corporation Non-Qualified Stock Option Agreement (Timothy Monahan)
(Full title of the Plan)

Mark R. Holden
Senior Vice President and Chief Executive Officer
Wabash National Corporation
1000 Sagamore Parkway South
Lafayette, Indiana 47905
(765) 771-5300

(Name, address and telephone number, including area code, of agent for service)

Copy to:
Michael J. Silver, Esq.
Amy B. Freed, Esq.
Hogan & Hartson L.L.P.
111 South Calvert Street
Baltimore, Maryland 21202
(410) 659-2700

CALCULATION OF REGISTRATION FEE

	Amount	Proposed maximum		Proposed maximum		Amount of
Title of securities	to be	offering price		aggregate offering		registration
to be registered	registered	per share (1)		price (1)		fee (1)
Common Stock, par	250,000	$10.01	(a)	$2,502,500	(a)	$317.07 (a)
value $.01 per	125,000	$8.65	(b)	$1,081,250	(b)	$137.00 (b)
share	10,000	$19.11	(c)	$191,100	(c)	$24.22 (c)
						Total Fee: $478.29

(1) Pursuant to Rule 457(h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on (a) the exercise price of $10.01 per share of the 250,000 shares issuable upon exercise of options under the Non-Qualified Stock Option Agreement (William Greubel), (b) the exercise price of $8.65 per share of the 125,000 shares issuable upon exercise of options under the Non-Qualified Stock Option Agreement (Richard Giromini) and (c) the exercise price of $19.11 per share of the 10,000 shares issuable upon exercise of options under the Non-Qualified Stock Option Agreement (Timothy Monahan).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The documents containing the information specified in Part I will be sent or given to the employees participating in the Wabash National Corporation Non-Qualified Stock Option Agreement (William Greubel), the Wabash National Corporation Non-Qualified Stock Option Agreement (Richard Giromini) and the Wabash National Corporation Non-Qualified Stock Option Agreement (Timothy Monahan), as specified by Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

     Wabash National Corporation hereby incorporates by reference into this registration statement the following documents filed by it with the Commission:

(a)	The Registrant’s Form 10-K for the fiscal year ended December 31, 2003;

(b)	The description of the Registrant’s Common Stock, $.01 par value per share (“Common Stock”), contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 14, 1991, including any amendments or report filed with the SEC for the purpose of updating such description.

All documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports; provided, however, that the Registrant is not incorporating any information furnished under either Item 9 or Item 12 of any current report on Form 8-K.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

     A description of the Registrant’s common stock, par value $.01 per share, is incorporated by reference under Item 3.

Item 5.	Interests of Named Experts and Counsel. Not applicable.

Item 6.	Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article TENTH of the Registrant’s Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent not permitted under Delaware General Corporation Law. In addition, the Company’s Amended and Restated Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Company will be indemnified to the fullest extent permitted by the Delaware General Corporation Law.

* * *

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits.

Exhibit
Number	Description
4.01	Specimen Common Stock Certificate(1)
4.02	Shareholder Rights Agreement dated November 7, 1995(2)
4.03	First Amendment to Shareholder Rights Agreement dated October 21, 1998(3)
4.04	Second Amendment to Shareholder Rights Agreement dated December 18, 2000(4)
5.01	Opinion of Hogan & Hartson L.L.P.(5)
23.01	Consent of Ernst & Young LLP(5)
23.02	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.01)(5)
24.01	Powers of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to the registrant’s registration statement on Form S-1 (No. 33-42810) or the registrant’s registration statement on Form 8-A filed December 7, 1995 (Item 3.02 and 4.02).

(2)	Incorporated by reference to the registrant’s registration statement on Form 8-A filed December 7, 1995.

(3)	Incorporated by reference to the registrant’s Form 8-K filed on October 26, 1998.

(4)	Incorporated by reference to the registrant’s Amended Form 8-A filed January 18, 2001.

(5)	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undertaking concerning indemnification is set forth under the response to Item 6.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Indiana, on February 27, 2004.

Wabash National Corporation
By:	/s/ MARK. R. HOLDEN
Mark R. Holden
Senior Vice President and Chief Financial Officer

     Each person whose signature appears below constitutes and appoints William P. Greubel, Mark R. Holden and Cynthia J. Kretz and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

February 27, 2004	By: /s/ William P. Greubel

William P. Greubel
President, Chief Executive Officer and
Director
(Principal Executive Officer)

February 27, 2004	By: /s/ Mark R. Holden

Mark R. Holden
Senior Vice President and Chief Financial
Officer (Principal Financial Officer and
Principal Accounting Officer)

February 27, 2004	By: /s/ John T. Hackett

John T. Hackett
Chairman of the Board of Directors

February 27, 2004	By: /s/ David C. Burdakin

David C. Burdakin
Director

February 27, 2004	By: /s/ Martin C. Jischke

Dr. Martin C. Jischke
Director

February 27, 2004	By: /s/ Ludvik F. Koci

Ludvik F. Koci
Director

February 27, 2004	By: /s/ Stephanie Kushner

Stephanie Kushner
Director

EXHIBIT INDEX

Exhibit
Number	Description
4.01	Specimen Common Stock Certificate(1)
4.02	Shareholder Rights Agreement dated November 7, 1995(2)
4.03	First Amendment to Shareholder Rights Agreement dated October 21, 1998(3)
4.05	Second Amendment to Shareholder Rights Agreement dated December 18, 2000(4)
5.01	Opinion of Hogan & Hartson L.L.P.(5)
23.01	Consent of Ernst & Young LLP(5)
23.02	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.01)(5)
24.01	Powers of Attorney (included on the signature page hereto)

(1)	Incorporated by reference to the registrant’s registration statement on Form S-1 (No. 33-42810) or the registrant’s registration statement on Form 8-A filed December 7, 1995 (Item 3.02 and 4.02).

(2)	Incorporated by reference to the registrant’s registration statement on Form 8-A filed December 7, 1995.

(3)	Incorporated by reference to the registrant’s Form 8-K filed on October 26, 1998.

(4)	Incorporated by reference to the registrant’s Amended Form 8-A filed January 18, 2001.

(5)	Filed herewith.